                                                                       EXHIBIT 3

                          SHAREHOLDER SERVICE AGREEMENT

         Agreement made as of September 30, 2002 by and between GMO Trust, on behalf of each fund listed on Schedule A, severally and not jointly (each, a "Fund"), and GE Financial Trust Company ("Service Provider").

         WHEREAS, the Service Provider provides or intends to provide the services described in Schedule B ("Services") for its clients ("Clients"); and

         WHEREAS, the Fund and the Service Provider desire to facilitate the purchase and redemption of shares of the Fund by the Services Provider on behalf of its Clients through one or more omnibus accounts in the Fund (each, an "Account"); and

         WHEREAS, the Fund desires that the Service Provider provide certain recordkeeping and shareholder services to the Clients in connection with investment by the Account in the Fund, subject to the terms and conditions of this Agreement:

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Transaction Processing and Settlement. The Service Provider will enable and facilitate the purchase and redemption of Fund shares on behalf of Clients through the Account. Such purchases and redemptions shall be processed through the National Securities Clearing Corporation ("NSCC") Fund/SERV system in accordance with NSCC rules then in effect.

         2. Shareholder Services. The Service Provider agrees to perform the services described on Schedule B.

         3. Representations of the Service Provider. The Service Provider represents and warrants that:

             (a) it is a corporation duly organized under the laws of Arizona and is duly registered and/or qualified as a trust company with the state of Arizona and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

             (b) it has full power and authority to enter into and perform this Agreement;

             (c) the arrangements provided for in this Agreement will be disclosed to the Clients to the extent required by law;

             (d) it will comply with all applicable requirements of laws, rules and regulations of governmental or self-regulatory authorities having jurisdiction for the acts and duties of it under this Agreement;

             (e) it will transmit to the Fund such information concerning Clients as the Fund will reasonably conclude is necessary to enable the Fund to comply with applicable state Blue Sky laws;

             (f) it will promptly notify the Fund in the event that it is for any reason unable to perform any of its obligations under this Agreement.

         4.  Representations of Fund. The Fund represents and warrants that:

             (a) it has full power and authority to enter into and perform this Agreement;

             (b) that the payment to Service Provider of any fees pursuant hereto has been duly authorized by the Fund, the Board of Trustees of the Fund, or any other persons to the extent such authorization is required to properly make such payment and is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required;

             (c) it is registered as an open-end investment company pursuant to the Investment Company Act of 1940; and

             (d) it will promptly notify the Service Provider in the event that it is for any reason unable to perform any of its obligations under this Agreement.

         5. Information Regarding Fund. The Fund will supply the Service Provider with the number of Fund's current prospectus, periodic fund reports, proxy statements, and related materials needed for delivery to the Clients as reasonably requested by Service Provider. A request by the Service Provider shall be deemed reasonable to the extent it reflects a sufficient quantity to meet anticipated requests for dissemination at the Client level or as otherwise agreed between the parties. The cost of any distribution of the prospectus, periodic fund reports, proxy statements, and related materials of the Fund to the Accounts or the Clients will be paid by the Service Provider or the Clients, as determined by the Service Provider's agreement with each Client, and will not be the responsibility of the Fund.

         6. Compensation of the Service Provider. In consideration for providing the services under this Agreement, the Fund will pay the Service Provider the fee set forth in Schedule C attached hereto.

         7.  Indemnification.

         (a) Except with respect to matters excluded from liability pursuant to this paragraph 7, each of the Fund and the Service Provider (an "Indemnitor") will indemnify and hold harmless each other, and their respective officers, directors, partners, trustees, shareholders and agents ("Indemnitees"), against any claims or liabilities suffered by all or any of such Indemnitees to the extent arising out of (i) the responsible Indemnitor's lack of good faith, negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the responsible Indemnitor of any material provision of this Agreement; or (iii) any breach by the responsible Indemnitor of any representation, warranty, or covenant made in this Agreement, including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability. The indemnification provided in this paragraph 7 will not be valid to the extent the claim or liability suffered is due to the negligence or willful misconduct of the Indemnitee.

         (b) Promptly after receipt by an Indemnitee of notice of the commencement of an investigation, action, claim or proceeding, such Indemnitee will, if a claim in respect thereof is to be made against the Indemnitor under this Section 7, notify the Indemnitor of the commencement thereof; but the omission so to notify the Indemnitor will not relieve it from any liability which it may have to any Indemnitee otherwise than under this paragraph. In case any such action is brought against any Indemnitee, and it notified the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnitee. After notice from the Indemnitor of its intention to assume the defense of an action, the Indemnitee shall bear the expenses of any additional counsel obtained by it, and the Indemnitor shall not be liable to such Indemnitee under this paragraph for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation.

         8. Non-Exclusivity. Each party acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of them is free to enter into similar arrangements with other entities.

         9. Confidentiality. All information, books, records, and data supplied by one party to the other in connection with the negotiation or carrying out of the Agreement are and will remain the property of the party supplying such information, books, records, or data and will be kept confidential by the other party except as may be required by law.

         10. Termination of Agreement. This Agreement shall become effective upon the date set forth above, provided that this Agreement has been approved by the Fund or its Board of Trustees, if such approval is required. It shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated, subject to any periodic approval required by the Fund or its Board of Trustees. This Agreement is terminable as to any Fund by either party upon 60 days written notice thereof to the other party. Upon default by either party, the non-defaulting party may terminate this Agreement provided that it has notified the defaulting party of such default and the defaulting party has failed to cure such default within 10 business days of such notice.

         After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in the Accounts after the date of such termination. However, notwithstanding any such termination, the Fund will remain obligated to pay the Service Provider the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the Account.

         This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

         11. Notices. All notices and other communications hereunder will be in writing and will be hand delivered or mailed by certified mail or overnight courier to the other party at the following address or such other address as each party may give notice to the other:

                  If to the Service Provider:

                  President
                  GE Financial Trust Company
                  2425 East Camelback Road, Suite 530
                  Phoenix, AZ 85016
                  phone 602 957 9789

                  With a copy to:
                  Legal Counsel
                  GE Private Asset Management, Inc
                  15233 Ventura Blvd, Fifth floor
                  Sherman Oaks, CA
                  phone 818 788 0400

                  If to the Fund:

                  [Name of Fund]
                  c/o Grantham, Mayo, Van Otterloo & Co. LLC
                  40 Rowes Wharf
                  Boston, MA 02050
                  Attention: Stephanie Krupysheva

         12. Amendment. This Agreement may not be amended except by a writing signed by both parties; provided, however, that GMO Trust may amend this Agreement unilaterally to add additional funds to Schedule A. The new or amended Schedule A will be effective upon receipt by the Service Provider and will not require execution by the Service Provider. It is understood and agreed that the intent of this provision is to avoid the inadvertent omission of funds from Schedule A where the Service Provider has agreed to provide services to Shareholders seeking to invest in the funds.

         13. Assignment and Other Matters. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which will be an original but all of which together will constitute one and the same instrument. The headings in this Agreement are for reference only and will not affect the interpretation or construction of this Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

         14. GMO Trust. GMO Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of The

Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each Fund are not binding upon any of the Trustees or shareholders individually or any other series of the Trust, but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

GE FINANCIAL TRUST COMPANY              GMO TRUST, ON BEHALF OF EACH FUND LISTED
                                        ON SCHEDULE A, SEVERALLY BUT NOT JOINTLY

By:                                     By:
   ___________________________

Name:                                   Name: Elaine M. Hartnett
     _________________________

Title:                                  Title: Vice President
      ________________________

                                   SCHEDULE A

                                  LIST OF FUNDS

                            GMO Growth Fund - Class M

                                   SCHEDULE B

The Service Provider will, in accordance with the terms of this Agreement, perform certain administrative services in connection with the purchase of shares of the Fund by the Service Provider on behalf of its Clients, including, but not limited to, the following services:

1. Answer inquiries from Clients and provide them with information concerning investment options in shares of the Fund.

2. Maintain separate records for each Client, which records will reflect the dollar amount of shares of the Fund purchased (including by reinvestment of dividends and capital gains distributions paid by the Fund) and redeemed, including the date and price for all transactions and the dollar value of Client account balances.

3. For each Client, maintain such Client's name and address, social security or taxpayer identification numbers.

4. Prepare and transmit to Clients confirmations of purchases and redemptions and periodic account statements showing the investment in the Fund as of the statement closing date, and such pertinent information as the Service Provider and the Fund may agree from time to time.

5. Furnish or make available to Shareholders all information regarding the Fund which is to be delivered to the Service Provider pursuant to paragraph 5 of this Agreement.

6. Provide to Shareholders such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts.

                                   SCHEDULE C

Capitalized terms used in this schedule have the meanings given to them in this
Agreement:

         Fund will pay to the Service Provider a fee, computed daily and paid quarterly in arrears, equal to 0.25% per annum of the average daily value of the total number of shares of the Fund held in Accounts at the Service Provider. The Fund will pay the Service Provider such fee within 30 days after the end of each quarter. For purposes of this Schedule C, the average daily value of the shares of the Fund will be based on the NAV reported by the Fund to the Service Provider.